Exhibit 10.28

Date of Preparation May 5, 2013

RE: Secondment to the US

Dear Tomer,

This letter of understanding and the enclosed IA Policy and Tax Equalization Policy contain important information concerning your anticipated international secondment with PayPal Israel (or the “Company”) to the USA (“the assignment”). Please review all documents carefully.

This letter confirms the terms and conditions relating to your secondment by PayPal Israel to PayPal San Jose. During the period of your secondment, the terms and conditions of your original offer letter will remain applicable, unless expressly modified by the contents of this letter. At the end of your secondment to PayPal San Jose, the terms contained in this letter will cease to have effect and you will revert to the terms and conditions of the Offer Letter.

During the period of your secondment, you will perform the role of VP Risk Management for PayPal San Jose. Further during the course of your secondment, you will remain a VP Risk Management of PayPal Israel but your services will be temporarily seconded to PayPal San Jose. You will be based at the offices of PayPal San Jose at:

eBay San Jose
2211 North First Street
San Jose, CA 95131

Your point of origin will be Tel Aviv, Israel and your country of reference during your Assignment will be San Jose, CA. Your Assignment is contingent upon your obtaining the appropriate work permit or visa. Your assignment cannot commence, nor should you begin to relocate, until you have obtained all the required approvals to work in the new host location.

Secondment

We anticipate your international secondment assignment to the USA will begin on or about May 1st, 2013 for a duration of approximately 36 months, with a return date to be determined at a later date. This time frame may be adjusted, if necessary, in accordance with your and eBay’s needs. Your official start date will be contingent on the effective date you may legally begin working in the new location under your work permit/visa. This will also be the date of any new promotional stock option grants if applicable.

While on temporary secondment assignment you will continue to be an employee of your existing home company employer and will continue to be paid by your Israel payroll in Israel currency.

eBay’s personnel policies and standards of business apply to your Assignment, unless an authorized Company representative provides a written exception.

Compensation and Benefits

Your compensation, benefits, and relocation package is designed to fairly compensate you during your international assignment. The primary compensation elements continue to be base salary, target bonus, stock options and restricted stock units (RSUs). Relocation assistance and allowances are also provided which are intended to adjust for the aggregate cost difference between the two locations in terms of goods and services and taxation.

Compensation

Your base salary during the Assignment will be 1,000,000 paid in ILS. Your salary review will be timed and administered according to the program in effect in your Israel. Your management bonus target percentage is 45% of your base salary, based on the performance of the Company (and the local eBay entity, if applicable) and individual performance in each case and according to your eligibility to participate in the eBay programs as established from time to time.

During the Assignment, your stock options and RSUs will continue to vest according to the original vesting schedule and pursuant to the terms in your stock option agreement and the Company stock plan. You may also continue to participate in eBay’s Employee Stock Purchase Plan (“ESPP”), to the extent that you are eligible under the terms of the ESPP and permitted under the regulations of the USA. It is essential you speak with the Company provided tax provider to understand the tax impact of your assignment on your stock options, RSUs and ESPP.

Benefits

Your eligibility under the eBay health and welfare plans, including life and disability insurance, business travel accident insurance, 401(k) or other retirement plan should continue from your Israel while on assignment. Please contact your local HR benefits representative to ensure continued coverage during your assignment. In addition, if your assignment, including extensions, will be for a total duration greater than 180 days, please contact our International Benefits Analyst, Caris Feng, cfeng@ebay.com (+1 408-376-5918) to discuss your health plan coverage which may change to coverage specifically designed for those on longer assignments.

Working hours and holidays will follow policies in effect for the host country. Vacation will follow the Israel schedule for the duration of your international assignment.

Relocation/Destination Services

You are responsible for speaking with Susan Krupa McCune, Relocation Specialist with AIReS (714-475-5270; smccune@aires.com) who will arrange many aspects of your international relocation. She will assist you with various pre-departure details and arrangements, including transportation to your new location and shipment of your household goods.

During the Assignment, eBay will cover many of the expenses associated with your relocation. Expenses will be covered on a pre-approved basis according to the International Assignment (IA) Policy, a copy of which is attached. A brief summary includes the following items:

Relocation Assistance (see IA Policy for complete details)

eBay will provide the following one-time allowance(s) at the commencement of your Assignment:

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Temporary Accommodations - in the event permanent housing cannot immediately be secured, the Company will provide a temporary housing up to (60) days after your arrival in the host location for yourself and your qualifying dependents.

•	Miscellaneous Allowance - a one-time relocation allowance of net US$7500 will be provided to cover miscellaneous costs incurred during your move. Funded through AIRES.

On-Going Allowances and Reimbursements (see IA Policy for complete details)
eBay will provide the following additional allowances during your Assignment:

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Cost of Living Allowance - an initial cost of living allowance in the amount of ILS 2836 (COLA amount provided by Mercer) per month will be provided for various cost differentials between the two locations. The COLA is adjusted each Calendar Year quarter for fluctuations of 5% or more compared to the then current payout rate. Adjustments may result in decreases as well as increases to the COLA. Funded through AIReS.

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Housing Allowance - Once eBay is provided with a signed lease, a monthly allowance of up to US$6000 per month will be provided for housing. In addition, equivalent of US$520 paid out in local currency will be provided towards the costs of utilities (including electricity, water, and heating). Any associated refundable deposits shall be refunded to the Company. The deposit and monthly rent is normally funded through AIRES.

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Home Leave Travel - eBay will pay roundtrip airfare (Business class) for you and your dependent family to the point of origin (home location) once every 12 months for the duration of the Assignment. Managed through AIRES.

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Transportation Assistance - transportation assistance of $1,000 USD per month will be provided in order to lease a car and pay applicable insurance for the duration of the assignment. It is intended that the employee will bear his normal commute costs. Funded through AIRES.

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Dependent Child Education - eBay will pay annual education costs for dependent children three (3) years old or older, up to the age of 18. Such costs include application fees, tuition, facility assessments, uniforms, textbooks and other related costs charged by the school.

•	Orientation and Settling-in services - eBay will provide settling-in service to help with registrations and obtaining various documents and services.

Repatriation

For the avoidance of doubt, the termination of your employment with PayPal Israel shall automatically terminate your secondment under this letter.

Upon satisfactory completion of your Assignment, eBay will provide you with relocation assistance upon repatriation, and will cover many of the expenses associated with the move back to your Israel. Expenses will be covered on a pre-approved basis according to the IA Policy, a copy of which is attached.

In the event eBay terminates your employment prior to the completion of the Assignment for any reason other than cause, eBay will provide repatriation and cover many of the expenses associated with the move back to your Israel. In such event, the Company will pay moving expenses back to your point of origin, provided such expenses are incurred within thirty (30) days of termination. Expenses will be covered on a pre-approved basis according to the IA Policy, a copy of which is attached.

In the event of resignation or termination for cause, eBay will not pay for any repatriation expenses, including travel or moving expenses back to the Israel.

Taxes

As an employee of eBay on a temporary international assignment, eBay will provide tax preparation services for your home and host tax returns for each year of your assignment, prepared by eBay’s public accounting firm, Ernst & Young LLP. Prior to your Israel departure, eBay will pay for you to meet with a representative of Ernst & Young LLP to review your tax situation. eBay will also pay for you to meet with a representative of Ernst & Young LLP in the host location. In this initial tax consultation it is strongly recommended that you seek tax advice related to the exercise of stock options while on assignment. It is your responsibility to provide all relevant information on a timely basis, to adhere to all applicable tax regulations, and to file appropriate tax returns in a timely manner. Ernst & Young LLP will assist you in filing any forms necessary in order to take full advantage of favorable tax treatment due to your assignment.

Tax Equalization

eBay will apply its Tax Equalization Policy (within the limits therein proscribed) during your Assignment. Under tax equalization, you will assume no additional tax burden from the allowances provided for your Assignment to the extent reasonable however there is a limitation applied to stock option income. For each year of the assignment, eBay will provide tax equalization on taxable income resulting from the exercise of stock options up to US$500,000 per each year of the assignment. As with base salary and bonus, there is no limitation applied to RSUs and ESPP. Please see the attached Tax Equalization Policy for further details.

Governing Law

This temporary amendment of the offer Letter will be governed by and construed in accordance with the laws of Israel. You expressly agree that US law does not apply and waive all claims under US law.

Confidentiality Clause

This agreement shall be held in strictest confidence. Any disclosure of this agreement by you or anyone outside of the Human Resources or Tax departments could void all or part of the terms and conditions of this agreement.

Employee Responsibilities

Although the Company will assist the employee with the relocation, it is the employee’s responsibility to initiate contact and coordinate pertinent aspects of the assignment/relocation with the following individuals and functional teams:

Director HR Global Mobility (Eric Halverson, (408) 376-7346; ehalverson@ebay.com)
Stock Plan Administration (Victoria Ungersma, (408) 376-6721; vungersma@ebay.com)
Payroll (Kerstin Dimter; 49 30 8019 5393; kdimter@ebay.com)
Benefits (Caris Feng, (408) 376-5918; cfeng@ebay.com)

Once this letter has been signed and returned, the following vendors will be authorized to assist you.

Immigration (Szabo, Zelnick, and Erickson: Jerry Erickson 703-494-7171; jerickson@szelaw.com)
Relocation Company (AIReS: Susan Krupa McCune 714-475-5270; smccune@aires.com)
Tax (Ernst & Young LLP: Agnes Fullerton; agnes.fullerton@ey.com)

Failure to contact these individuals or functional teams may delay your relocation and/or adversely affect your compensation and benefits with the Company.

This letter and the enclosed International Assignee (IA) Policy and Tax Equalization Policy contains the details with respect to your Assignment. All other terms and conditions as set forth in your original offer letter remain in full force and effect, including your continuing obligations under the Employee Information and Inventions Agreement and the eBay Procedures and Guidelines Governing Securities Trades. If you are in agreement with the conditions of your Assignment outlined in this letter and the International Assignee (IA) Policy and Tax Equalization Policy, please sign and return one copy of each document. One copy of each should also be retained for your records and information.

For eBay	APPROVAL & ACCEPTANCE

/s/ Eric Halverson 5/5/13	/s/ Tomer Barel 5/5/13
eBay Global Mobility Date	Signature Date

Tomer Barel
Name (Print)

Dear Tomer:

Now that it has been determined you will be on a temporary expat assignment from Israel to San Jose, I can explain in more detail what the process looks like and what your expat assistance package will include. Shortly, we will provide your three relocation documents related to your upcoming temporary assignment to San Jose. To help you understand them quickly, I have provided a summary below for your convenience.
Please let me know if you have any questions or wish to go over the assistance together.

SUMMARY OF FORMS (you would be asked to please sign and return a copy of each)

1.	Letter of Understanding (LOU) - this is the assignment letter detailing the terms of your assignment and explaining some of the relocation assistance

2.	International Assignee Policy - this document explains in detail the relocation assistance offered you by eBay for your long term assignments

3.	Tax Equalization Policy - this document explains in detail the intent, scope, and process for keeping your tax neutral during your temporary assignment

GENERAL OVERVIEW OF YOUR TEMPORARY ASSIGNMENT

•	You will remain an employee of the Israeli entity and remain on the Israeli payroll

•	You will remain in the Israeli social insurance tax system

•	You will remain within the Israeli benefits program

•	You and your family will be placed on the CIGNA supplemental global health plan

•	You will accrue Paid Time Off (vacation) under the Israeli payroll system

•	You will be placed on the San Jose, CA holiday schedule and waive Israeli holidays

•	You will require a work permit before you can begin working in San Jose and before you can begin physically relocating. The Company provided immigration attorney will help you to obtain this.

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You will be required to file income tax returns in both your home country of Israeli and also a federal US tax return and a California state tax return. The Company will provide global tax preparation services through its tax advisors E&Y LLP, and will also implement a tax equalization process designed to keep you “tax neutral”.

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You will be assigned a move consultant with our international relocation company, AIReS, who will assist you with all aspects of your physical relocation and other matters during your temporary assignment.

SUMMARY OF RELOCATION BENEFITS

•	School and home finding trip and assistance

•	Bay Area orientation and settling-in assistance

•	Dependent child (age 3 and above) education tuition assistance if needed

•	Up to 60 days of temporary accommodations in a full service corporate apartment while you search for and obtain longer term housing

•	Up to 30 days rental car

•	Long term housing assistance up to $6,000 per month with $520/month for utilities

•	Air shipment of personal belongings (up to 1000 pounds)

•	Sea shipment of household goods

•	$1,000 per month to assist with transportation

•	Reimbursement for loss on sale of autos up to US$2,500 per car (2 car max)

•	Monthly Cost of Living Allowance (adjusted quarterly) of ILS 2,836/month - normalizes Israeli salary to California for inflation, foreign currency exchange, and goods & services differentials

•	One time miscellaneous cash allowance of S$7,500-to be used as needed to assist with various additional expenses incurred related to the move (in lieu of reimbursing receipts)

•	Airfare to San Jose for you and your immediate family (business class per travel policy)

•	One trip per year back home for family (business class per travel policy)

•	Tax preparation and tax equalization

Please initiate consultations with tax and immigration at your earliest convenience; please contact the following advisors:

E&Y Israeli tax: Hagit Korine, tax partner
Korine.Hagit@il.ey.com

US/CA tax: Tatyana Kovalchuk, global leader
Tkovalchuk@ey.com

US work permit and greencard: Rob Taylor
Rob@zelnickerickson.com

Please let me know if you have any questions. The assignment documents will be drafted and sent under separate email shortly.

Best wishes,
Eric Halverson

Eric Halverson | Director, HR Global Mobility
(O): 408-376-7346 | (C): 408-218-8935 | Skype: kerich16533